Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $8.6 million, or $1.48 Per Diluted Share, in Fourth Quarter 2022, and $30.7 Million, or $5.27 Per Diluted Share, for the Year Ended December 31, 2022

ANCHORAGE, Alaska - January 26, 2023 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $8.6 million, or $1.48 per diluted share, in the fourth quarter of 2022, compared to $10.1 million, or $1.76 per diluted share, in the third quarter of 2022, and $8.1 million, or $1.31 per diluted share, in the fourth quarter a year ago. The decrease in the fourth quarter of 2022 compared to the third quarter of 2022 is primarily due to an increase in the provision for credit losses primarily as a result of loan growth and lower net income in the Home Mortgage Lending segment resulting from a decline in mortgage originations. The increase in the fourth quarter of 2022 profitability as compared to the same quarter of the prior year was primarily due to an increase in net interest income, which was only partially offset by lower net income in the mortgage banking segment.

Net income for the full year of 2022 decreased 18% to $30.7 million, or $5.27 per diluted share, compared to $37.5 million, or $6.00 per diluted share, for the full year of 2021. Full year 2022 results included a provision for credit losses of $1.8 million due to loan growth, compared to a $4.1 million benefit to the provision for credit losses in 2021. Record net interest income and continued core loan (excluding Paycheck Protection Program (“PPP”) loans) and deposit growth supported record 2022 earnings in the Community Banking segment, while a decline in mortgage originations resulted in a $897,000 loss in the Home Mortgage Lending segment in 2022 compared to $10.3 million in net income in 2021.

Dividends per share in the fourth quarter of 2022 remained consistent with the third quarter of 2022 at $0.50 per share and increased 32% from $0.38 per share in the fourth quarter of 2021.

“2022 demonstrated the strength of our bank as our high-quality deposit franchise funded solid loan and net interest income growth,” said Joe Schierhorn, President and Chief Executive Officer Northrim BanCorp, Inc. “We continue to invest in our business with new branches, new mortgage offices, and team members driving market share growth. We believe we are well-positioned to continue our growth this year and to demonstrate the value of Northrim Bank.”

Fourth Quarter 2022 Highlights:

•Net interest income in the fourth quarter of 2022 increased 4% to $27.3 million compared to $26.3 million in the third quarter of 2022 and increased 26% compared to $21.7 million in the fourth quarter of 2021.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.36% for the fourth quarter of 2022, a 9-basis point increase from the third quarter of 2022 and an 82-basis point increase compared to the fourth quarter of 2021.
•The weighted average interest rate for new loans booked in the fourth quarter of 2022 was 6.25% compared to 5.76% in the third quarter of 2022 and 4.16% in the fourth quarter a year ago.

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•Return on average assets (“ROAA”) was 1.26% and return on average equity ("ROAE") was 15.7% for the fourth quarter of 2022.
•Portfolio loans were $1.50 billion at December 31, 2022, up 7% from the preceding quarter and up 6% from a year ago. Core portfolio loans (excluding PPP loans) were $1.49 billion at December 31, 2022, up 7% from the preceding quarter and up 15% from a year ago. 18% of earnings assets are subject to rate increases immediately when prime or other rate indices increase.
•Total deposits were $2.39 billion at December 31, 2022, down 2% from the preceding quarter, and down 1% from $2.42 billion a year ago. Noninterest bearing demand deposits represented 34% of total deposits at December 31, 2022.
•Average interest-bearing deposits were $1.58 billion for the fourth quarter of 2022, up 4% from the preceding quarter, and up 8% from the fourth quarter a year ago.
•The average cost of interest-bearing deposits was 0.56% in the fourth quarter of 2022, up from 0.28% in the third quarter of 2022 and 0.16% in the fourth quarter a year ago.
•Total shareholders' equity was $218.6 million as of December 31, 2022, up 4% from the preceding quarter, and down 8% from $237.8 million a year ago. Shareholders' equity was impacted by the fair value of the available for sales securities portfolio which decreased $27.4 million in 2022 and, to a lesser extent the share repurchases totaling $14.2 million.
•In 2020 and 2021, Northrim funded approximately 5,800 PPP loans totaling approximately $612.6 million to both existing and new customers. Management estimates that Northrim funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans.
•As of December 31, 2022, Northrim's PPP efforts have resulted in approximately 2,300 new customers totaling $135.9 million in new deposit balances and contributed to the growth in core portfolio loans.
•The Company implemented assistance to help its customers experiencing financial challenges as a result of COVID-19. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of December 31, 2022 was $1.0 million, down from $8.4 million as of September 30, 2022 and $49.2 million as of December 31, 2021. The $1.0 million of remaining COVID-19 loan accommodations are scheduled to return to normal principal and interest payments in the first quarter of 2023.
•Nonperforming assets net of government guarantees decreased to $6.4 million at December 31, 2022, down from $10.8 million at September 30, 2022 and from $15.0 million a year ago primarily due to the sale of OREO property and from payoffs and partial paydowns on nonaccrual loans. Nonperforming assets net of government guarantees were 0.25% of total assets at December 31, 2022 compared to 0.42% at September 30, 2022 and 0.60% at December 31, 2021.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total assets	$2,672,041	$2,717,514	$2,611,154	$2,626,160	$2,724,719
Total portfolio loans	$1,501,785	$1,407,266	$1,405,709	$1,377,387	$1,413,886
Total core portfolio loans (excluding PPP loans)	$1,494,675	$1,395,932	$1,373,837	$1,313,114	$1,295,657
Total deposits	$2,387,211	$2,439,335	$2,335,390	$2,343,066	$2,421,631
Total shareholders' equity	$218,629	$210,699	$215,289	$225,832	$237,817
Net income	$8,595	$10,125	$4,795	$7,226	$8,114
Diluted earnings per share	$1.48	$1.76	$0.83	$1.20	$1.31
Return on average assets	1.26%	1.52%	0.74%	1.12%	1.23%
Return on average shareholders' equity	15.71%	18.18%	8.58%	12.36%	13.14%
NIM	4.31%	4.22%	3.67%	3.18%	3.52%
NIMTE*	4.36%	4.27%	3.70%	3.20%	3.54%
Efficiency ratio	65.23%	63.69%	77.39%	70.02%	73.48%
Total shareholders' equity/total assets	8.18%	7.75%	8.24%	8.60%	8.73%
Tangible common equity/tangible assets*	7.63%	7.21%	7.68%	8.04%	8.19%
Book value per share	$38.35	$37.09	$37.90	$38.39	$39.54
Tangible book value per share*	$35.55	$34.27	$35.08	$35.67	$36.88
Dividends per share	$0.50	$0.50	$0.41	$0.41	$0.38
Common shares outstanding	5,700,728	5,681,089	5,681,089	5,881,708	6,014,813

* References to NIMTE, tangible book value per share, and tangible common equity to tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

During 2022, the Alaska economy continued recovering from the effects of the COVID pandemic. Mark Edwards, Chief Credit Officer and Bank Economist summarizes, “jobs steadily increased throughout the year and unemployment remains low. Continued high inflation is impacting business activity, and incomes are rising, but not at the same pace as inflation. Average home sales prices were at record highs, but the number of units sold has declined as interest rates rose rapidly. Alaska is enjoying a healthy rebound in tourism activity and the construction, warehousing and transport sectors are performing well. Energy exploration success is projected to translate into new oil production which could help support Alaska state government budgets in the future.”

The Alaska Department of Labor ("DOL") has released preliminary data through November of 2022. The DOL reports total payroll jobs in Alaska increased 1.7% or 5,200 jobs compared to November of 2021. All private sectors showed year over year growth in jobs with the exception of Social Assistance, which declined 600 jobs over the last 12 months. The Government sector lost 300 jobs between November of 2021 and 2022.

According to the DOL, the Oil and Gas sector showed the largest year over year increase of 7.5%. The Oil and Gas sector has benefited from higher energy prices and new exploration activity, resulting in an increase of 500 jobs since November of 2021. The Trade, Transportation, and Utilities sectors have fully recovered from pre-COVID levels and now have 600 more jobs than November of 2019. The Leisure and Hospitality sector had strong growth of 7.3% over the same 12 month period, adding 2,100 jobs. Other Services grew 3.8%; Professional and Business Services added 2.7%; Construction grew 2.6%; and Manufacturing increased 1.3%.

The DOL also reported Alaska’s seasonally adjusted unemployment rate for November of 2022 was 4.5% compared to 3.7% for the U.S. Both Alaska and the U.S. rates were unchanged from October.

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Alaska’s Gross State Product (“GSP”) in the third quarter of 2022, was estimated to be $65.1 billion in “nominal” terms, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP grew at an annualized rate of 8.7% in the third quarter of 2022 in the BEA’s most recent report published December 23, 2022. Alaska’s third quarter performance was the highest growth rate of all 50 states. Real GSP increased in 47 of the 50 U.S. states in the third quarter of 2022 at an average rate of 3.2%. Alaska’s real GSP improvement was primarily due to gains in the Oil and Gas sector, followed by growth in Transportation and Warehousing.

The BEA also calculated Alaska’s seasonally adjusted personal income at $51 billion in the third quarter of 2022, an improvement of 5.8% over the prior quarter on an annualized basis. The national average was an increase of 5.3% for the same period.

The price of Alaska North Slope (“ANS”) crude oil averaged $91.41 per barrel in Alaska’s fiscal year, which ended June 30, 2022. The Alaska Department of Revenue (“DOR”) forecasts ANS oil to average $88.45 per barrel in State fiscal year 2023 and $81 in 2024. The DOR calculated ANS crude oil production was 486 thousand barrels per day in Alaska’s fiscal year ending June 30, 2022. The DOR has forecast production to increase to 501 thousand barrels per day in Alaska’s fiscal year 2023 and 512 thousand barrels per day in 2024. This is primarily a result of new production coming on line in the NPR-A region west of Prudhoe Bay.

According to the Mortgage Bankers Association, Alaska’s home mortgage delinquency rate in the third quarter of 2022 was 2.56% compared to 3.58% in the second quarter of 2022. The Alaska Housing Finance Corporation received COVID relief money that was widely distributed in this period that likely helped lower the delinquency levels. Alaska’s delinquency rate of 2.56% compares to the national average rate of 3.59% for the third quarter of 2022. The Mortgage Bankers Association survey reported that the mortgage foreclosure inventory in Alaska in the third quarter of 2022 was 0.60% and the national average was 0.56%.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 7.7% in 2022 to $456,610. This was the fifth consecutive year of price increases, following growth of 6.9% in 2021 and 5.8% in 2020. Average sales prices in the Matanuska Susitna Borough rose 10% in 2022 to $382,528, continuing a trend of average price increases for more than a decade. Average home prices in the Matanuska Susitna Borough increased 15.6% in 2021 and 9.9% in 2020. These two markets represent where the vast majority of Northrim Bank’s residential lending activity occurs.

The number of housing units sold in Anchorage did slow in 2022 by 21.3% compared to 2021, as reported by the Alaska Multiple Listing Services. The number of units sold in Anchorage had been increasing for the prior three years, growing by 11.2% in 2021. The Matanuska Susitna Borough also experienced a lower volume of home sales, down 11.9% in 2022 compared to the prior year. The number of units sold in the Matanuska Susitna Borough had been increasing for the prior four years and grew by 11.7% in 2021.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2022, Northrim generated a ROAA of 1.26% and a ROAE of 15.71%, compared to 1.52% and 18.18%, respectively, in the third quarter of 2022 and 1.23% and 13.14%, respectively, in the fourth quarter a year ago.

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Net Interest Income/Net Interest Margin

Net interest income increased 4% to $27.3 million in the fourth quarter of 2022 compared to $26.3 million in the third quarter of 2022 and increased 26% compared to $21.7 million in the fourth quarter of 2021. Interest income continues to benefit from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the U.S. Small Business Administration (“SBA”), though to a lesser extent than prior periods. During the fourth quarter of 2022, Northrim received $3.9 million in loan forgiveness through the SBA, compared to $21.1 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $169,000 and $686,000, respectively. As of December 31, 2022, there was $221,000 of net deferred PPP fee income remaining.

NIMTE* was 4.36% in the fourth quarter of 2022 compared to 4.27% in the preceding quarter and 3.54% in the fourth quarter a year ago. NIMTE* increased 9 basis points in the fourth quarter of 2022 compared to the prior quarter and 82 basis points compared to the fourth quarter of 2021 primarily due to higher yields on portfolio loans, investments, and interest bearing deposits in other banks. The weighted average interest rate for new loans booked in the fourth quarter of 2022 was 6.25% compared to 5.76% in the third quarter of 2022 and 4.16% in the fourth quarter a year ago. Additionally, the Company purchased long-term investments in the fourth quarter of 2022 with a weighted average yield of 5.64% compared to 4.01% in the third quarter of 2022 and 1.22% in the fourth quarter a year ago. The impact of SBA PPP loan fees and interest on net interest income, increased our NIMTE* by 3 basis points during the fourth quarter of this year compared to what our NIMTE* would have been if we had not made any SBA PPP loans. “We expect our net interest margin to continue to improve with expected increases in interest rates during 2023, as nearly 72% of our loan portfolio has adjusting rates and our large cash position will reprice immediately upon any rate increases,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 20221.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.9 million in the fourth quarter of 2022, which includes a $117,000 provision for credit losses on unfunded commitments and a provision for credit losses on loans of $1.8 million. This compares to a benefit to the provision for credit losses of $353,000 in the third quarter of 2022, and a benefit to the provision for credit losses of $1.1 million in the fourth quarter a year ago. The $1.9 million provision for credit losses in the fourth quarter of 2022 is largely attributable to increases in loan and unfunded commitment balances. The third quarter of 2022 also included the receipt of $1.4 million in net loan recoveries.

Nonperforming loans, net of government guarantees, decreased during the quarter to $6.4 million at December 31, 2022, compared to $6.5 million at September 30, 2022, and decreased compared to $10.7 million at December 31, 2021.

The allowance for credit losses was 215% of nonperforming loans, net of government guarantees, at the end of the fourth quarter of 2022, compared to 185% three months earlier and 110% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $6.8 million, or 20% of total fourth quarter 2022 revenues, as compared to $8.7 million, or 25% of revenues in the third quarter of 2022, and $9.6 million, or 31% of revenues in the fourth quarter of 2021. The decrease in other operating income in the fourth quarter of 2022 as compared to the preceding quarter and the fourth quarter of 2022 is primarily the result of lower volume of mortgage activity which was only partially offset by an

1As of September 30, 2022, the S&P U.S. Small Cap Bank Index tracked 245 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.41%. ROAA 1.43%, and ROAE 13.40%.

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increase in commercial servicing revenue primarily resulting from an increase in the fair value of commercial servicing rights.

Other Operating Expenses

Operating expenses were $22.2 million in the fourth quarter of 2022, compared to $22.3 million in the third quarter of 2022, and $23.0 million in the fourth quarter of 2021. The decrease in other operating expenses in the fourth quarter of 2022 compared to the third quarter of 2022 and fourth quarter of 2021 is primarily due to decreased salaries and other personnel expense that includes lower mortgage commission expense due to lower mortgage volume.

Income Tax Provision

In the fourth quarter of 2022, Northrim recorded $1.4 million in state and federal income tax expense for an effective tax rate of 13.6%, compared to $2.9 million, or 22.4% in the third quarter of 2022 and $1.3 million, or 13.4% in the fourth quarter a year ago. The decrease in the tax rate in the fourth quarter of 2022 as compared to the third quarter of 2022 is primarily the result of increased tax benefits related to the Company's investment in low income housing tax credits.

Community Banking

Northrim opened its eighteenth branch in Nome, Alaska in the fourth quarter of 2022. Northrim received permission from the State of Alaska to open a temporary location to meet the needs of the Nome Community in the aftermath of storms that devastated the region late last year. “We are pleased to be able to open a branch in Nome and are proud to be able to serve Northwest Alaska,” said Mike Huston, Northrim Bank President and Chief Lending Officer. “We have planned to open a financial center in Nome and are happy to open this branch early to help people access banking services, especially after the damage from Typhoon Merbok. We are looking forward to growing in the area and servicing the community.”

Net interest income in the Community Banking segment totaled $26.7 million in the fourth quarter of 2022, compared to $25.7 million in the third quarter of 2022 and $21.2 million in the fourth quarter of 2021. Net interest income benefited from $193,000 of PPP income in the fourth quarter of 2022, and $735,000 of PPP income in the third quarter of 2022. As of December 31, 2022, there was $221,000 of unearned loan fees net of costs related to round one and round two PPP loans. Net interest income in the third quarter of 2022 also benefited from the recognition of $1.2 million in nonaccrual interest as a result of payments received on previously charged-off loans.

In the recent deposit market share data from the FDIC for the period from June 30, 2021, to June 30, 2022, Northrim’s deposit market share in Alaska increased to $2.4 billion, or 13.95% of total Alaska deposits as of June 30, 2022 from $2.2 billion, or 13.00% of total Alaska deposits as of June 30, 2021. Northrim’s deposits grew 9% during this period while total deposits in Alaska were up 1% during the same period.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net interest income	$26,741	$25,668	$21,603	$18,909	$21,150
Provision (benefit) for credit losses	1,886	(353)	463	(150)	(1,078)
Other operating income	3,819	2,938	1,907	3,841	2,308
Other operating expense	16,678	15,977	16,415	14,831	15,583
Income before provision for income taxes	11,996	12,982	6,632	8,069	8,953
Provision for income taxes	1,884	2,911	1,605	1,641	1,211
Net income Community Banking segment	$10,112	$10,071	$5,027	$6,428	$7,742
Weighted average shares outstanding, diluted	5,769,415	5,740,494	5,805,870	5,977,351	6,177,766
Diluted earnings per share	$1.74	$1.75	$0.87	$1.07	$1.25

	Year Ended
(Dollars in thousands, except per share data)	December 31, 2022	December 31, 2021
Net interest income	$92,921	$78,080
Provision (benefit) for credit losses	1,846	(4,099)
Other operating income	12,505	10,119
Other operating expense	63,901	58,647
Income before provision for income taxes	39,679	33,651
Provision for income taxes	8,041	6,468
Net income Community Banking segment	$31,638	$27,183
Weighted average shares outstanding, diluted	5,829,412	6,249,313
Diluted earnings per share	$5.42	$4.35

Home Mortgage Lending

During the fourth quarter of 2022, mortgage loan volume sold decreased to $82.1 million, of which 89% was for home purchases, compared to $168.8 million and 93% of loans funded for home purchases in the third quarter of 2022, and decreased as compared to $247.2 million, of which 70% was for home purchases in the fourth quarter of 2021. The rising interest rate environment has caused the housing market to slow down and also resulted in fewer refinances compared to the prior year and decreased the yields on mortgage loans sold in the fourth quarter of 2022 as compared to the prior quarter and the fourth quarter a year ago.

In addition to the $82.1 million in mortgage loans sold in the fourth quarter of 2022, Northrim originated $34.6 million in mortgage loans that have been retained by the Company instead of being sold into the secondary market. These represent mortgage products with adjustable rate mortgages whose interest rates are fixed for 7 years, jumbo mortgages and second home mortgages.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $318,000 during the fourth quarter of 2022, primarily due to amortization of the asset as cash flows are collected, compared to an increase of $145,000 for the third quarter of 2022 and a decrease of $549,000 for the fourth quarter of 2021.

As of December 31, 2022, Northrim serviced 3,459 loans in its $898.8 million home-mortgage-servicing portfolio, a 5% increase compared to the $859.3 million serviced for the third quarter of 2022, and a 16% increase from the $772.8 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 1.9% at December 31, 2022, compared to 2.6% at December 31, 2021. Mortgage servicing revenue contributed $2.1 million to revenues

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in the fourth quarter of 2022, compared to $2.1 million in the third quarter of 2022, and $2.0 million in the fourth quarter of 2021.

The Company’s wholly owned subsidiary, Residential Mortgage, LLC (“RML”), expanded into Arizona and Colorado markets at the beginning of the fourth quarter of 2022 and near the end of the fourth quarter of 2022 further expanded into the Pacific Northwest market. “With the continued contraction of the mortgage industry, RML has the opportunity to bring on quality loan originators in a cost effective way by continuing to use our current employees to support the production of RML’s new loan originators,” said Mike Baldwin, RML President and Chief Operating Officer.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Mortgage loan commitments	$29,065	$74,731	$116,167	$130,208	$81,617
Mortgage loans funded for sale	$82,149	$168,786	$191,023	$143,575	$247,249
Mortgage loan refinances to total fundings	11%	7%	10%	24%	30%
Mortgage loans serviced for others	$898,840	$859,288	$818,266	$789,382	$772,764

Net realized gains on mortgage loans sold	$1,567	$3,736	$4,649	$3,921	$7,214
Change in fair value of mortgage loan commitments, net	(446)	(395)	(603)	409	(1,687)
Total production revenue	1,121	3,341	4,046	4,330	5,527
Mortgage servicing revenue	2,120	2,121	1,932	1,771	1,975
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	93	555	(225)	1,192	(89)
Other[2]	(411)	(410)	(25)	(481)	(460)
Total mortgage servicing revenue, net	1,802	2,266	1,682	2,482	1,426
Other mortgage banking revenue	33	127	172	170	316
Total mortgage banking income	$2,956	$5,734	$5,900	$6,982	$7,269

Net interest income	$546	$643	$609	$395	$560
Mortgage banking income	2,956	5,734	5,900	6,982	7,269
Other operating expense	5,548	6,309	6,823	6,270	7,416
Income before provision for income taxes	(2,046)	68	(314)	1,107	413
Provision for income taxes	(529)	14	(82)	309	41
Net (loss) income Home Mortgage Lending segment	($1,517)	$54	($232)	$798	$372

Weighted average shares outstanding, diluted	5,769,415	5,740,494	5,805,870	5,977,351	6,177,766
Diluted (loss) earnings per share	($0.26)	$0.01	($0.04)	$0.13	$0.06
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year Ended
(Dollars in thousands, except per share data)	December 31, 2022	December 31, 2021
Mortgage loans funded for sale	$585,533	$1,118,186
Mortgage loan refinances to total fundings	12%	37%

Net realized gains on mortgage loans sold	$13,873	$36,436
Change in fair value of mortgage loan commitments, net	(1,035)	(1,483)
Total production revenue	12,838	34,953
Mortgage servicing revenue	7,944	9,028
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	1,615	(1,181)
Other[2]	(1,327)	(2,402)
Total mortgage servicing revenue, net	8,232	5,445
Other mortgage banking revenue	502	1,746
Total mortgage banking income	$21,572	$42,144

Net interest income	$2,193	$2,747
Mortgage banking income	21,572	42,144
Other operating expense	24,950	30,549
Income before provision for income taxes	(1,185)	14,342
Provision for income taxes	(288)	4,008
Net (loss) income Home Mortgage Lending segment	($897)	$10,334

Weighted average shares outstanding, diluted	5,829,412	6,249,313
Diluted (loss) earnings per share	($0.15)	$1.65
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.67 billion at December 31, 2022, down 2% from the preceding quarter and from a year ago. Northrim’s loan-to-deposit ratio was 63% at December 31, 2022, up from 58% at September 30, 2022, and December 31, 2021.

Liquidity levels remain high with interest bearing deposits in other banks at $231.6 million, representing 9% of interest-earning assets as of December 31, 2022, compared to 24% at December 31, 2021.

Average interest-earning assets were $2.51 billion in the fourth quarter of 2022, up 2% from $2.47 billion in the third quarter of 2022 and up 3% from $2.45 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 4.74% in the fourth quarter of 2022, up from 4.47% in the preceding quarter and 3.67% in the fourth quarter a year ago.

Average investment securities increased to $712.8 million in the fourth quarter of 2022, compared to $678.6 million in the third quarter of 2022 and $432.3 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.30% for the fourth quarter of 2022, up from 1.98% in the preceding quarter and up from 1.17% in the year ago quarter. The average estimated duration of the investment portfolio at December 31, 2022, was approximately three and a quarter years down from approximately four and a quarter years a year ago. Unrealized losses, net of tax, on available for sale securities decreased by $2.3 million in the fourth quarter of 2022 as compared to the prior quarter, and increased by $27.4 million compared to the year ago quarter, resulting in a total unrealized loss of $30.1 million at December 31, 2022 due primarily to rising interest rates.

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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“Core loans, excluding PPP loans, increased $98.7 million during the fourth quarter of 2022 as compared to the third quarter of 2022, as new customer relationships continued to expand and grow,” said Huston. Consumer loans increased $32.6 million in the fourth quarter of 2022 primarily due to the origination of mortgages in the Home Mortgage Lending segment noted above that the Company retained instead of selling into the secondary market. At December 31, 2022, commercial loans represented 41% of total loans, PPP loans represented less than 1% of total loans, commercial real estate owner occupied loans comprised 17% of total loans, commercial real estate non-owner occupied loans comprised 29% of total loans, construction loans made up 8% of total loans, and consumer loans represented 5% of total loans. Portfolio loans were $1.50 billion at December 31, 2022, up 7% from the preceding quarter and up 6% from a year ago. Core loans, excluding the impact from PPP, were $1.49 billion at December 31, 2022 up 7% from the preceding quarter and up 15% from a year ago. Average portfolio loans in the fourth quarter of 2022 were $1.47 billion, which was up 4% from the preceding quarter and from a year ago. Yields on average portfolio loans in the fourth quarter of 2022 decreased to 5.98% from 6.05% in the third quarter of 2022 and increased from 5.75% in the fourth quarter of 2021. The decrease in the yield on portfolio loans in the fourth quarter of 2022 compared to the third quarter of 2022 is primarily due to a decrease in the collection of nonaccrual interest income to $190,000 in the fourth quarter from $1.2 million in the third quarter. The increase in yield in the fourth quarter of 2022 compared to the same quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment.

As of December 31, 2022, Northrim customers had received forgiveness through the SBA on 5,742 PPP loans totaling $607.0 million, of which 47 PPP loans totaling $3.9 million were forgiven in the fourth quarter of 2022, 364 PPP loans totaling $21.1 million were forgiven in the third quarter of 2022, 417 PPP loans totaling $33.7 million were forgiven in the second quarter of 2022, 537 PPP loans totaling $56.9 million were forgiven in the first quarter of 2022, and 4,451 PPP loans totaling $491.4 million were forgiven in 2021. All the PPP loans forgiven in the fourth quarter of 2022 were related to PPP round two. As of December 31, 2022, nearly 100% of the number of PPP round one loans funded and 99% of the number of PPP round two loans funded have been forgiven.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.39 billion at December 31, 2022, down 2% from $2.44 billion at September 30, 2022, and down 1% from $2.42 billion a year ago. At December 31, 2022, 68% of total deposits were held in business accounts and 32% of deposit balances were held in consumer accounts. Demand deposits decreased by 7% from the prior quarter and decreased 10% year-over-year to $797.4 million at December 31, 2022. Average interest-bearing deposits were up 4% to $1.58 billion with an average cost of 0.56% in the fourth quarter of 2022, compared to $1.52 billion and an average cost of 0.28% in the third quarter of 2022, and up 8% compared to $1.46 billion and an average cost of 0.16% in the fourth quarter of 2021.

Shareholders’ equity was $218.6 million, or $38.35 book value per share, at December 31, 2022, compared to $210.7 million, or $37.09 book value per share, at September 30, 2022 and $237.8 million, or $39.54 book value per share, a year ago. Tangible book value per share* was $35.55 at December 31, 2022, compared to $34.27 at September 30, 2022, and $36.88 per share a year ago. Tangible common equity to tangible assets* was 7.63% as of December 31, 2022, compared to 7.21% at September 30, 2022, and 8.19% at December 31, 2021. Excluding the impact of the fair value of the available for sales securities portfolio, tangible common equity to tangible common assets* was 8.67% as of December 31, 2022. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 12.81% at December 31, 2022, compared to 12.98% at September 30, 2022, and 14.08% at December 31, 2021.

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Asset Quality

Nonperforming assets (“NPAs”) net of government guarantees were $6.4 million at December 31, 2022, down from $10.8 million at September 30, 2022 and from $15.0 million a year ago primarily due to the sale of OREO property which reduced OREO to zero from $5.6 million at September 30, 2022 and December 31, 2021. The Company holds a government guarantee related to the OREO property that was sold in December 2022, however, the value of this guarantee has not been included in the Company's financial statements in 2022 due to uncertainty as to the total amount that will be received from the guarantee. For the fourth quarter of 2022, a loss from the sale of OREO of $414,000 is included in OREO expense, net of rental income and gains on sale in the income statement. We expect to receive proceeds related to this government guarantee in 2023.

Nonaccrual loans net of guarantees decreased to $6.4 million at December 31, 2022 from $6.5 million at September 30, 2022 and from $10.7 million as of December 31, 2021 primarily due to loan payoffs or paydowns. Of the NPAs at December 31, 2022, $4.8 million, or 74% are nonaccrual loans related to four commercial relationships.

Net adversely classified loans were $7.6 million at December 31, 2022, as compared to $7.6 million at September 30, 2022, and $13.7 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $87,000 in the fourth quarter of 2022, compared to net loan recoveries of $1.3 million in the third quarter of 2022, and net loan charge-offs of $1.1 million in the fourth quarter of 2021.

Performing restructured loans that were not included in nonaccrual loans at December 31, 2022, net of government guarantees were $291,000, down from $574,000 three months earlier and down from $773,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $126.5 million, or 8% of total portfolio loans, in the Healthcare sector; $96.3 million, or 6% of portfolio loans, in the Tourism sector; $70.8 million, or 5% in the Fishing sector; $65.1 million, or 4% in the Accommodations sector; $54.8 million, or 4% in Retail loans; $50.8 million, or 3% of portfolio loans, in the Aviation (non-tourism) sector; and $46.9 million, or 3% in the Restaurants and Breweries sector as of December 31, 2022.

Northrim estimates that $83.4 million, or approximately 6% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of December 31, 2022, and $2.7 million of these loans are adversely classified. As of December 31, 2022, Northrim has an additional $51.8 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 18 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, Sitka, and Nome, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the effect of COVID-19 and other infectious illness outbreaks that may arise in the future and the resulting governmental and societal responses; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, and slowdowns in economic growth; financial stress on borrowers (consumers and business) as a result of higher interest rates or an uncertain economic environment; the impact of inflationary pressure, supply-chain constraints, trade policies and tensions, including tariffs, and potential geopolitical instability, including the war in Ukraine; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks”, “hacking”, and identity theft; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Interest Income:
Interest and fees on loans	$22,580	$22,130	$20,954	$82,785	$79,241
Interest on investments	4,380	3,530	1,322	11,878	4,918
Interest on deposits in banks	2,758	1,899	199	5,665	447
Total interest income	29,718	27,559	22,475	100,328	84,606
Interest Expense:
Interest expense on deposits	2,247	1,064	582	4,485	3,077
Interest expense on borrowings	184	184	183	728	702
Total interest expense	2,431	1,248	765	5,213	3,779
Net interest income	27,287	26,311	21,710	95,115	80,827

Provision (benefit) for credit losses	1,886	(353)	(1,078)	1,846	(4,099)
Net interest income after provision (benefit) for
loan losses	25,401	26,664	22,788	93,269	84,926

Other Operating Income:
Mortgage banking income	2,956	5,734	7,269	21,572	42,144
Commercial servicing revenue	1,186	197	(71)	1,628	306
Bankcard fees	974	992	892	3,697	3,389
Purchased receivable income	473	561	622	2,002	2,259
Service charges on deposit accounts	403	432	354	1,611	1,297
Unrealized gain (loss) on marketable equity securities	81	33	(128)	(1,119)	(101)
Keyman insurance proceeds	—	—	—	2,002	—
Gain on sale of securities	—	—	—	—	67
Other income	702	723	568	2,684	3,208
Total other operating income	6,775	8,672	9,577	34,077	52,263

Other Operating Expense:
Salaries and other personnel expense	14,155	14,510	15,011	58,172	60,412
Data processing expense	2,309	2,315	2,128	8,926	8,567
Occupancy expense	1,731	1,710	1,842	6,915	7,078
Marketing expense	984	524	1,132	2,747	2,741
Professional and outside services	669	894	832	2,993	2,801
Insurance expense	427	545	628	2,054	1,593
OREO expense, net rental income and gains on sale	384	109	(65)	500	(432)
Intangible asset amortization expense	6	7	10	25	37
Other operating expense	1,561	1,672	1,481	6,520	6,399
Total other operating expense	22,226	22,286	22,999	88,852	89,196

Income before provision for income taxes	9,950	13,050	9,366	38,494	47,993
Provision for income taxes	1,355	2,925	1,252	7,753	10,476
Net income	$8,595	$10,125	$8,114	$30,741	$37,517

Basic EPS	$1.51	$1.77	$1.33	$5.33	$6.07
Diluted EPS	$1.48	$1.76	$1.31	$5.27	$6.00
Weighted average shares outstanding, basic	5,690,354	5,681,089	6,100,160	5,765,088	6,180,801
Weighted average shares outstanding, diluted	5,769,415	5,740,494	6,177,766	5,829,412	6,249,313

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2022	2022	2021

Assets:
Cash and due from banks	$27,747	$20,334	$20,805
Interest bearing deposits in other banks	231,603	386,587	625,022
Investment securities available for sale, at fair value	677,029	651,921	426,684
Investment securities held to maturity	36,750	36,750	20,000
Marketable equity securities, at fair value	10,740	11,149	8,420
Investment in Federal Home Loan Bank stock	3,816	3,820	3,107
Loans held for sale	27,538	49,356	73,650
Portfolio loans	1,501,785	1,407,266	1,413,886
Allowance for credit losses, loans	(13,838)	(11,982)	(11,739)
Net portfolio loans	1,487,947	1,395,284	1,402,147
Purchased receivables, net	17,717	4,785	6,987
Mortgage servicing rights, at fair value	18,635	17,709	13,724
Other real estate owned, net	—	5,638	5,638
Premises and equipment, net	37,821	36,931	37,164
Operating lease right-of-use assets	9,868	10,434	11,001
Goodwill and intangible assets	15,984	15,990	16,009
Other assets	68,846	70,826	54,361
Total assets	$2,672,041	$2,717,514	$2,724,719

Liabilities:
Demand deposits	$797,434	$861,378	$887,824
Interest-bearing demand	767,686	757,422	692,683
Savings deposits	320,917	344,975	348,164
Money market deposits	308,317	309,690	314,996
Time deposits	192,857	165,870	177,964
Total deposits	2,387,211	2,439,335	2,421,631
Other borrowings	14,095	14,199	14,508
Junior subordinated debentures	10,310	10,310	10,310
Operating lease liabilities	9,865	10,430	10,965
Other liabilities	31,931	32,541	29,488
Total liabilities	2,453,412	2,506,815	2,486,902

Shareholders' Equity:
Total shareholders' equity	218,629	210,699	237,817
Total liabilities and shareholders' equity	$2,672,041	$2,717,514	$2,724,719

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$600,292	41%	$584,533	41%	$547,495	39%	$529,331	37%	$521,785	37%
SBA Paycheck Protection Program loans	7,331	—%	11,724	1%	32,948	2%	66,680	5%	122,729	9%
CRE owner occupied loans	255,470	17%	231,404	16%	241,575	17%	230,350	17%	220,367	15%
CRE nonowner occupied loans	438,680	29%	418,845	30%	416,285	30%	397,212	29%	402,879	28%
Construction loans	125,739	8%	118,452	8%	131,850	9%	126,679	9%	121,104	8%
Consumer loans	82,883	5%	50,281	4%	43,852	3%	36,516	3%	36,565	3%
Subtotal	1,510,395		1,415,239		1,414,005		1,386,768		1,425,429
Unearned loan fees, net	(8,610)		(7,973)		(8,296)		(9,381)		(11,543)
Total portfolio loans	$1,501,785		$1,407,266		$1,405,709		$1,377,387		$1,413,886

Composition of Deposits
	December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$797,434	34%	$861,378	35%	$830,156	35%	$812,545	35%	$887,824	37%
Interest-bearing demand	767,686	32%	757,422	31%	666,283	29%	674,393	29%	692,683	29%
Savings deposits	320,917	13%	344,975	14%	349,208	15%	351,681	15%	348,164	14%
Money market deposits	308,317	13%	309,690	13%	319,843	14%	329,261	14%	314,996	13%
Time deposits	192,857	8%	165,870	7%	169,900	7%	175,186	7%	177,964	7%
Total deposits	$2,387,211		$2,439,335		$2,335,390		$2,343,066		$2,421,631

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	December 31,	September 30,	December 31,
	2022	2022	2021
Nonaccrual loans	$7,076	$7,092	$11,650
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	7,076	7,092	11,650
Nonperforming loans guaranteed by government	(646)	(619)	(978)
Net nonperforming loans	6,430	6,473	10,672
Other real estate owned	—	5,638	5,638
Repossessed assets	—	—	—
Other real estate owned guaranteed by government	—	(1,279)	(1,279)
Net nonperforming assets	$6,430	$10,832	$15,031
Nonperforming loans, net of government guarantees / portfolio loans	0.43%	0.46%	0.75%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.46%	0.50%	0.88%
Nonperforming assets, net of government guarantees / total assets	0.24%	0.40%	0.55%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.25%	0.42%	0.60%

Performing restructured loans	$291	$3,033	$2,355
Performing restructured loans guaranteed by government	—	(2,459)	(2,518)
Net performing restructured loans	$291	$574	$773
Nonperforming loans plus performing restructured loans, net of government
guarantees	$6,721	$7,047	$11,445
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.45%	0.50%	0.81%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	0.48%	0.55%	0.94%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.25%	0.42%	0.58%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.26%	0.44%	0.63%

Adversely classified loans, net of government guarantees	$7,581	$7,550	$13,739
Special mention loans, net of government guarantees	$4,760	$5,879	$22,110
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.01%	0.29%	—%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.01%	0.31%	—%

Allowance for credit losses / portfolio loans	0.92%	0.85%	0.83%
Allowance for credit losses / portfolio loans, net of government guarantees	0.99%	0.93%	0.97%
Allowance for credit losses / nonperforming loans, net of government
guarantees	215%	185%	110%

Gross loan charge-offs for the quarter	$—	$48	$1,179
Gross loan recoveries for the quarter	($87)	($1,396)	($53)
Net loan (recoveries) charge-offs for the quarter	($87)	($1,348)	$1,126
Net loan (recoveries) charge-offs year-to-date	($1,127)	($1,040)	$1,107
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	(0.01)%	(0.10)%	0.08%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	(0.08)%	(0.10)%	0.07%

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at September 30, 2022	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at December 31, 2022
Commercial loans	$4,306	$453	($410)	$—	$—	$—	$—	$4,349
Commercial real estate	2,473	—	(60)	—	—	—	—	2,413
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	204	7	(6)	—	—	—	—	205
Non-performing loans guaranteed by government	(619)	(49)	22	—	—	—	—	(646)
Total non-performing loans	6,473	411	(454)	—	—	—	—	6,430
Other real estate owned	5,638	—	—	—	—	—	(5,638)	—
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	1,279	—
Total non-performing assets,
net of government guarantees	$10,832	$411	($454)	$—	$—	$—	($4,359)	$6,430

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Charge-offs:
Architectural services	$—	$20	$—	$—	$—
Land subdivision	—	—	166	—	—
Assisted living facility	—	—	—	19	—
Restaurants	—	25	—	—	—
Consumer	—	3	—	—	—
Aircraft parts and auxiliary equipment manufacturing	—	—	—	—	185
Amusement and recreational activities	—	—	—	—	9
Scenic and sightseeing transportation	—	—	—	—	416
Site preparation contractors	—	—	—	276	224
Specialized freight trucking, long-distance	—	—	—	—	345
Total charge-offs	$—	$48	$166	$295	$1,179

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2022		September 30, 2022		December 31, 2021
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$294,267	3.67%	$324,280	2.29%	$521,930	0.15%
Portfolio investments	712,842	2.30%	678,609	1.98%	432,330	1.17%
Loans held for sale	40,186	5.52%	53,769	4.88%	81,859	2.82%
Portfolio loans	1,466,567	5.98%	1,414,982	6.05%	1,410,597	5.75%
Total interest-earning assets	2,513,862	4.74%	2,471,640	4.47%	2,446,716	3.67%
Nonearning assets	182,884		174,182		173,149
Total assets	$2,696,746		$2,645,822		$2,619,865

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,579,845	0.56%	$1,517,033	0.28%	$1,457,202	0.16%
Borrowings	24,470	2.92%	24,573	2.92%	24,879	2.90%
Total interest-bearing liabilities	1,604,315	0.60%	1,541,606	0.32%	1,482,081	0.20%

Noninterest-bearing demand deposits	831,841		846,764		852,405
Other liabilities	43,500		36,446		40,459
Shareholders' equity	217,090		221,006		244,920
Total liabilities and shareholders' equity	$2,696,746		$2,645,822		$2,619,865
Net spread		4.14%		4.15%		3.47%
NIM		4.31%		4.22%		3.52%
NIMTE*		4.36%		4.27%		3.54%
Cost of funds		0.40%		0.21%		0.13%
Average portfolio loans to average
interest-earning assets	58.34%		57.25%		57.65%
Average portfolio loans to average total deposits	60.81%		59.86%		61.08%
Average non-interest deposits to average
total deposits	34.49%		35.82%		36.91%
Average interest-earning assets to average
interest-bearing liabilities	156.69%		160.33%		165.09%

The components of the change in NIMTE* are detailed in the table below:

	4Q22 vs. 3Q22	4Q22 vs. 4Q21
Nonaccrual interest adjustments	(0.16)%	(0.10)%
Impact of SBA Paycheck Protection Program loans	(0.07)%	(0.43)%
Interest rates and loan fees	0.28%	1.23%
Volume and mix of interest-earning assets and liabilities	0.04%	0.12%
Change in NIMTE*	0.09%	0.82%

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2022		December 31, 2021
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$383,939	1.46%	$311,536	0.14%
Portfolio investments	618,782	1.84%	369,172	1.27%
Loans held for sale	51,537	4.34%	101,752	2.80%
Portfolio loans	1,415,125	5.71%	1,478,318	5.18%
Total interest-earning assets	2,469,383	4.10%	2,260,778	3.76%
Nonearning assets	171,625		171,821
Total assets	$2,641,008		$2,432,599

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,534,334	0.29%	$1,340,988	0.23%
Borrowings	24,623	2.92%	24,993	2.79%
Total interest-bearing liabilities	1,558,957	0.33%	1,365,981	0.28%

Noninterest-bearing demand deposits	820,547		784,092
Other liabilities	36,731		43,312
Shareholders' equity	224,773		239,214
Total liabilities and shareholders' equity	$2,641,008		$2,432,599
Net spread		3.77%		3.48%
NIM		3.85%		3.58%
NIMTE*		3.89%		3.60%
Cost of funds		0.22%		0.18%
Average portfolio loans to average interest-earning assets	57.31%		65.39%
Average portfolio loans to average total deposits	60.09%		69.57%
Average non-interest deposits to average total deposits	34.84%		36.90%
Average interest-earning assets to average interest-bearing liabilities	158.40%		165.51%

The components of the change in NIMTE* are detailed in the table below:

YTD22 vs.YTD21
Nonaccrual interest adjustments	0.03%
Impact of SBA Paycheck Protection Program loans	(0.13)%
Interest rates and loan fees	0.43%
Volume and mix of interest-earning assets and liabilities	(0.04)%
Change in NIMTE*	0.29%

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
21 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2022	September 30, 2022	December 31, 2021
Book value per share	$38.35	$37.09	$39.54
Tangible book value per share*	$35.55	$34.27	$36.88
Total shareholders' equity/Total assets	8.18%	7.75%	8.73%
Tangible common equity/Tangible assets*	7.63%	7.21%	8.19%
Tier 1 capital / Risk adjusted assets	12.81%	12.98%	14.08%
Total capital / Risk adjusted assets	13.64%	13.75%	14.79%
Tier 1 capital / Average assets	9.01%	8.97%	9.03%
Shares outstanding	5,700,728	5,681,089	6,014,813
Unrealized gain on AFS debt securities, net of income taxes	($30,121)	($32,448)	($2,722)
Unrealized (loss) on derivatives and hedging activities, net of income taxes	$1,040	$1,060	($684)

Profitability Ratios
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
For the quarter:
NIM	4.31%	4.22%	3.67%	3.18%	3.52%
NIMTE*	4.36%	4.27%	3.70%	3.20%	3.54%
Efficiency ratio	65.23%	63.69%	77.39%	70.02%	73.48%
Return on average assets	1.26%	1.52%	0.74%	1.12%	1.23%
Return on average equity	15.71%	18.18%	8.58%	12.36%	13.14%

	December 31, 2022	December 31, 2021
Year-to-date:
NIM	3.85%	3.58%
NIMTE*	3.89%	3.60%
Efficiency ratio	68.76%	66.99%
Return on average assets	1.16%	1.54%
Return on average equity	13.68%	15.68%

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
22 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2021 and 2020. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net interest income	$27,287	$26,311	$22,212	$19,304	$21,710
Divided by average interest-bearing assets	2,513,862	2,471,640	2,429,394	2,462,046	2,446,716
Net interest margin ("NIM")[2]	4.31%	4.22%	3.67%	3.18%	3.52%

Net interest income	$27,287	$26,311	$22,212	$19,304	$21,710
Plus: reduction in tax expense related to
tax-exempt interest income	325	284	193	137	131
	$27,612	$26,595	$22,405	$19,441	$21,841
Divided by average interest-bearing assets	2,513,862	2,471,640	2,429,394	2,462,046	2,446,716
NIMTE[2]	4.36%	4.27%	3.70%	3.20%	3.54%

	Year-to-date
	December 31, 2022	December 31, 2021
Net interest income	$95,115	$80,827
Divided by average interest-bearing assets	2,469,383	2,260,778
Net interest margin ("NIM")[3]	3.85%	3.58%

Net interest income	$95,115	$80,827
Plus: reduction in tax expense related to
tax-exempt interest income	939	489
	$96,054	$81,316
Divided by average interest-bearing assets	2,469,383	2,260,778
NIMTE[3]	3.89%	3.60%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2022 and 2021.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2022 and 2021.

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by common shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total shareholders' equity	$218,629	$210,699	$215,289	$225,832	$237,817
Divided by common shares outstanding	5,701	5,681	5,681	5,882	6,015
Book value per share	$38.35	$37.09	$37.90	$38.39	$39.54

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total shareholders' equity	$218,629	$210,699	$215,289	$225,832	$237,817
Less: goodwill and intangible assets	15,984	15,990	15,997	16,003	16,009
	$202,645	$194,709	$199,292	$209,829	$221,808
Divided by common shares outstanding	5,701	5,681	5,681	5,882	6,015
Tangible book value per share	$35.55	$34.27	$35.08	$35.67	$36.88

Northrim BanCorp Earns $8.6 Million, or $1.48 per Diluted Share in 4Q22
January 26, 2023
24 of 24

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total shareholders' equity	$218,629	$210,699	$215,289	$225,832	$237,817
Total assets	2,672,041	2,717,514	2,611,154	2,626,160	2,724,719
Total shareholders' equity to total assets	8.18%	7.75%	8.24%	8.60%	8.73%

Northrim BanCorp, Inc.	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total shareholders' equity	$218,629	$210,699	$215,289	$225,832	$237,817
Less: goodwill and other intangible assets, net	15,984	15,990	15,997	16,003	16,009
Tangible common shareholders' equity	$202,645	$194,709	$199,292	$209,829	$221,808

Total assets	$2,672,041	$2,717,514	$2,611,154	$2,626,160	$2,724,719
Less: goodwill and other intangible assets, net	15,984	15,990	15,997	16,003	16,009
Tangible assets	$2,656,057	$2,701,524	$2,595,157	$2,610,157	$2,708,710
Tangible common equity ratio	7.63%	7.21%	7.68%	8.04%	8.19%

Tangible Common Equity to Tangible Assets, excluding the fair value of the available for sales securities portfolio

Tangible common equity to tangible assets, excluding the fair value of the available for sales securities portfolio, is a non-GAAP ratio that represents total equity less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes divided by total assets less goodwill and intangible assets and the unrealized gain (loss) on available for sale securities, net of income taxes. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	December 31, 2022

Total shareholders' equity	$218,629
Total assets	2,672,041
Total shareholders' equity to total assets	8.18%

Northrim BanCorp, Inc.	December 31, 2022
Total shareholders' equity	$218,629
Less: goodwill and other intangible assets, net	15,984
Less: unrealized gain (loss) on available for sale securities, net income taxes	(30,121)
Tangible common shareholders' equity, excluding the fair value of the available for sale securities portfolio	$232,766

Total assets	$2,672,041
Less: goodwill and other intangible assets, net	15,984
Less: unrealized gain (loss) on available for sale securities, net income taxes	(30,121)
Tangible assets, excluding the fair value of the available for sale securities portfolio	$2,686,178
Tangible common equity ratio, excluding the fair value of the available for sale securities portfolio	8.67%
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Note Transmitted on GlobeNewswire on January 26, 2023, at 12:15 pm Alaska Standard Time.